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                                                                    EXHIBIT 10.1


                               FIRST AMENDMENT TO

                         EXECUTIVE EMPLOYMENT AGREEMENT

         This First Amendment to Employment Agreement (this "Amendment"), is entered into and made effective this 10th day of October, 2000, between AZURIX CORP., a Delaware corporation ("Employer"), having offices at 333 Clay Street, Houston, Texas 77002, and JOHN C. ALE, an individual currently residing at 2227 Brentwood, Houston, Texas 77019 ("Employee"), as an amendment to that certain Executive Employment Agreement dated as of December 10, 1998, between Employer and Employee (the "Original Agreement").

                                   WITNESSETH:

         WHEREAS, the parties desire to amend the Employment Agreement as provided herein:

         NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, Employer and Employee agree as follows:

         1. The paragraph entitled "Bonus" in Exhibit "A" to the Original Agreement is amended and restated in its entirety to read as follows:

                  Employee shall be eligible to participate in Employer's Annual Incentive Plan (the "Plan") with an annual bonus target of 100% of Employee's annual base salary, subject to his performance. All bonuses shall be paid in accordance with the terms and provisions of the Plan, a portion of which may be paid in cash and a portion of which may be paid in stock options and/or restricted stock, subject to the following:
                  a. For calendar year 1998, Employee shall receive a sum equal to the difference between total compensation paid to Employee by Employee's former employer, Vinson & Elkins L.L.P., and $680,000.00. Employer shall pay this amount to Employee on January 31, 1999.
                  b. For calendar year 1999, Employee shall receive no cash bonus.
                  c. For calendar year 2000, Employee shall be eligible for a cash bonus of at least 50% of his annual base salary.
                  d. For the period January 1, 2001, through the expiration of this Agreement, Employee shall be eligible for a cash bonus of at least 100% of his annual base salary.
                  e. On termination of his employment with the Company (whether a Voluntary Termination, an Involuntary Termination, or due to death or disability), except in the case of Termination for Cause, then in addition to all other amounts owing under this Agreement, Employer shall pay Employee a cash bonus of $510,000.00.


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         2.       Subject to the Company's performing its obligations under
"Bonus" as amended and restated by paragraph 1 above with respect to payments due on or after the date of this Amendment, Employee acknowledges that he has received all bonus payments that he is entitled to receive up to the date of this Amendment.

         3. Employer and Employee acknowledge that Employee's reporting relationship to James V. Derrick, Senior Vice President and General Counsel of Enron Corp., ended as of the date shares of Employer first became publicly traded.

         IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement in multiple originals to be effective on the date first stated above.

                                    AZURIX CORP.

                                    By: /s/ PHILIP J. BAZELIDES
                                       -----------------------------------------
                                       Name: Philip J. Bazelides
                                       Title:  Managing Director Human Resources
                                               and Administration
                                       This 10th day of October, 2000

                                    JOHN C. ALE

                                        /s/ JOHN C. ALE
                                       -----------------------------------------
                                       This 10th day of October, 2000


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